Exhibit 15.1

May 11, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re: Blue Hat Interactive Entertainment Technology

Ladies and Gentlemen:

We have read the statements in the Item 16F of Form 20-F dated May 11, 2020, of Blue Hat Interactive Entertainment Technology to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Item 16F of Form 20-F.

Respectfully submitted,

/s/ Friedman LLP

New York, New York

May 11, 2020